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                                                                     EXHIBIT 4.3




                           NEOGENE TECHNOLOGIES, INC.


                          REGISTRATION RIGHTS AGREEMENT


                               SEPTEMBER 21, 2000
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                                TABLE OF CONTENTS

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1.       Definitions; Registration Rights....................................................           1
         1.1      Definitions................................................................           1
         1.2      Company Registration.......................................................           3
         1.3      Form S-3 Registration......................................................           4
         1.4      Obligations of the Company.................................................           4
         1.5      Furnish Information........................................................           6
         1.6      Expenses of Registration...................................................           6
         1.7      Delay of Registration......................................................           6
         1.8      Indemnification............................................................           6
         1.9      Reports Under Securities Exchange Act of 1934..............................           9
         1.10     Assignment of Registration Rights..........................................           9
         1.11     Market-Standoff Agreement..................................................          10
         1.12     Termination of Registration Rights.........................................          10

2.       Miscellaneous.......................................................................          11
         2.1      Entire Agreement...........................................................          11
         2.2      Recapitalizations, Etc.....................................................          11
         2.3      Successors and Assigns.....................................................          11
         2.4      Amendments and Waivers.....................................................          11
         2.5      Notices....................................................................          11
         2.6      Severability...............................................................          12
         2.7      Delays or Omissions; Remedies Cumulative...................................          12
         2.8      Attorney's Fees............................................................          12
         2.9      Governing Law..............................................................          12
         2.10     Counterparts...............................................................          12
         2.11     Titles and Subtitles.......................................................          13
         2.12     Aggregation of Stock.......................................................          13
         2.13     Confidentiality............................................................          13
         2.14     Additional Parties.........................................................          13
         2.15     Independent Nature of Holders' Obligations and Rights......................          13


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                           NEOGENE TECHNOLOGIES, INC.

                          REGISTRATION RIGHTS AGREEMENT


         This Registration Rights Agreement (this "Agreement") is made as of September 21, 2000, among NeoGene Technologies, Inc., a California corporation (the "Company"), each of the parties identified on the signature page hereto as a Purchaser (each a "Purchaser," and collectively, the "Purchasers"), NeoTherapeutics, Inc., a Delaware corporation ("NeoTherapeutics"), and Olivier Civelli, an individual ("Civelli"), Hans-Peter Nothacker, an individual ("Nothacker") and Rainer Reinscheid, an individual ("Reinscheid"). Each of NeoTherapeutics, Civelli, Nothacker and Reinscheid is referred to herein as a "Founder".

                                    RECITALS

         The Company, NeoTherapeutics and the Purchasers are parties to a Securities Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Company desires to sell to the Purchasers and the Purchasers desire to purchase from the Company shares of the Company's Series A Preferred Stock and warrants to purchase shares of the Common Stock of the Company (the "Warrants"). A condition to the Purchasers' obligations under the Purchase Agreement is that the Company and the Purchasers enter into this Agreement in order to provide the Purchasers with certain rights to register shares of the Company's Common Stock issuable upon (i) conversion of the Series A Preferred Stock held by the Purchasers and (ii) exercise of the Warrants. The Company and the Founders each desire to induce the Purchasers to purchase shares of Series A Preferred Stock and the Warrants pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

                                    AGREEMENT

         The parties agree as follows:

         1.       DEFINITIONS; REGISTRATION RIGHTS.

                  1.1      DEFINITIONS.  For purposes of this Agreement:

                           (a) "Board" means the Board of Directors of the
Company, as the same shall be constituted from time to time.

                           (b) "Common Stock" means the Common Stock no par
value of the Company.

                           (c) "Exempt Registration" means a registration
statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the sale of secondary equity shares for cash.

                           (d) "Form S-3" means such form under the Securities
Act as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of distributions of secondary shares.

                           (e) "Founders' Stock" means shares of Common Stock
held by NeoTherapeutics and shares of Common Stock issued to Civelli, Nothacker and Reinscheid pursuant to those certain Restricted Stock Purchase Agreements dated as of June 6, 2000.

                           (f) "Holder" means any person owning or having the
right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10 of this Agreement.

                           (g) "person" means any individual, corporation,
partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

                           (h) "Qualified IPO" means the firm commitment
underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 (or any successor form) under the Securities Act, which results in aggregate gross cash proceeds to the Company of $25,000,000, and that is based on a pre-money valuation of the Company of at least $80,000,000.

                           (i) "Preferred Stock" means the Series A Preferred
Stock of the Company.

                           (j) "register," "registered," and "registration"
refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

                           (k) The term "Registrable Securities" means (i) the
shares of Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) shares of Common Stock issuable or issued upon exercise of the Warrants, (iii) the Founders' Stock, (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i), (ii), (iii) and this clause (iv); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold or transferred by a Holder in a transaction in which such Holder's rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

                           (l) The number of shares of "Registrable Securities
then outstanding" shall equal the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.


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                           (m) "SEC" means the Securities and Exchange
Commission or any other federal agency at the time administering the Securities Act.

                           (n) "Securities Act" means the Securities Act of
1933, as amended (the "Securities Act").

                  1.2      COMPANY REGISTRATION.

                           (a) INITIATION. If (but without any obligation to do
so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the written request of each Holder given within 20 days after receipt by such Holder of the Company's notice, the Company shall, subject to the provisions of Section 1.2(b), cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.

                           (b) UNDERWRITTEN OFFERING. In connection with any
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.2(a) to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall any securities held by a Founder be included if any securities held by any selling Holder are excluded. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such "selling stockholder," as defined in this sentence.

                           (c) RIGHT TO TERMINATE REGISTRATION. The Company
shall have the right to terminate or withdraw any registration initiated by it under this Section 1.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.


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                  1.3 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of not less than twenty-five percent (25%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                           (a) promptly give written notice of the proposed
registration, and any related qualification or compliance, to all other Holders; and

                           (b) as soon as practicable, effect such registration
and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.3: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 1.3; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.3; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty
(180) days after the effective date of a registration statement subject to
Section 1.2.

                           (c) Subject to the foregoing, the Company shall file
a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

                  1.4 OBLIGATIONS OF THE COMPANY. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                           (a) Prepare and file with the SEC a registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective.


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                           (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

                           (c) Furnish to the Holders such numbers of copies of
a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

                           (d) Use its reasonable best efforts to register and
qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e) In the event of any underwritten public offering,
enter into and perform its obligations under an underwriting agreement with the managing underwriter of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                           (f) Promptly notify each Holder covered by the
registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements there in (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

                           (g) Cause all such Registrable Securities registered
pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

                           (h) Provide a transfer agent and registrar for such
Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                           (i) Use its reasonable best efforts to furnish, at
the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

                  1.5 FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

                  1.6      EXPENSES OF REGISTRATION.

                           (a) COMPANY REGISTRATION. All expenses other than
underwriting discounts and commissions incurred in connection with registrations initiated pursuant to Section 1.2, including all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees up to a maximum of $5,000 and disbursements of one counsel for the selling Holders selected by Holders selling a majority of the subject Registrable Securities with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

                           (b) REGISTRATION ON FORM S-3. All expenses incurred
in connection with a registration requested pursuant to Section 1.3, including (without limitation) all registration, filing, qualification, printers' and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them, and counsel for the Company shall be borne by the Company, and any underwriters' discounts or commissions associated with Registrable Securities, shall be borne pro rata by the Holder or Holders participating in the Form S-3 Registration.

                  1.7 DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                  1.8 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                           (a) INDEMNIFICATION BY THE COMPANY. To the extent
permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in


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
the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                           (b) INDEMNIFICATION BY THE HOLDERS. To the extent
permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.8(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 1.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                           (c) PROCEDURES. Promptly after receipt by an
indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any


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
indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 1.8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying party.

                           (d) CONTRIBUTION. If the indemnification provided for
in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 1.8(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                           (e) UNDERWRITING AGREEMENT. Notwithstanding the
foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                           (f) SURVIVAL. The obligations of the Company and
Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                  1.9 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                           (a) make and keep public information available, as
those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

                           (b) file with the SEC in a timely manner all reports
and other documents as may be required of the Company under the Securities Act and the Exchange Act; and

                           (c) furnish to any Holder, so long as the Holder owns
any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted Holders under Sections 1.2 and 1.3 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided, that (a) such transfer may otherwise be effected in accordance with applicable securities laws and restrictions on transfer agreed upon by the Holder and the Company (including those set forth in the Purchase Agreement), (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a wholly-owned subsidiary or constituent partner, retired partner, member, retired member or shareholder of such Holder, or (ii) is a spouse, ancestor or descendant or (iii) is a trust for the benefit of such Holder or any spouse, ancestor or descendant of such Holder, or (iv) acquires from such Holder at least 50,000 Registrable Securities (as appropriately adjusted for stock splits and the like) and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement. Notwithstanding the foregoing all assignees and transferees of a Holder who acquire less than 50,000 Registrable Securities (as appropriately adjusted for stock splits and the like) from such Holder shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.


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                  1.11     MARKET-STANDOFF AGREEMENT.

                           (a) MARKET-STANDOFF PERIOD; AGREEMENT. In connection
with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering. In addition, the Holder agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed after the closing date of the initial public offering, provided, that the duration of the market-standoff period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement.

                           (b) LIMITATIONS. The obligations described in Section
1.11(a) shall apply only if all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements. If the Company or the underwriter of any public offering of the Company's securities waive or terminate any standoff or lockup restrictions imposed on any holder of securities of the Company, then such waiver or termination shall be granted to all Holders subject to standoff or lockup restrictions pro rata based on the number of shares of Common Stock beneficially held by such holder and the Holders. From and after the date of this Agreement, the Company shall use its best efforts to ensure that all holders of capital stock of the Company agree to be bound by terms substantially similar to those set forth in this Section 1.11.

                           (c) STOP-TRANSFER INSTRUCTIONS. In order to enforce
the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.11(a)).

                           (d) TRANSFEREES BOUND. Each Holder agrees that it
will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.11, provided that this Section 1.11(d) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company's initial registration statement subject to this Section 1.11.

                  1.12 TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any registration right provided for in this Section 1 after the earlier of (i) three years following the consummation of a Qualified IPO, or
(ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three-month period without registration, without reference to Rule 144(k).

         2.       MISCELLANEOUS.

                  2.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly canceled.

                  2.2 RECAPITALIZATIONS, ETC. The provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities and to the Common Stock, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

                  2.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, and subject to the restriction on transfer set forth in the Purchase Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  2.4 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then outstanding. The Purchasers and their successors and assigns acknowledge that by operation of this Section 2.4, the holders of at least a majority of the then outstanding Registrable Securities, when acting together with the Company, will have the right and power to diminish or eliminate any rights or increase any or all obligations under this Agreement.

                  2.5 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed (a) if to the Company or NeoTherapeutics, to 157 Technology Drive, Irvine, California 92618, Attention:
Chief Financial Officer or via facsimile to (949) 788-6706, with a copy to Latham & Watkins, 650 Town Center Drive, Suite 2000, Costa Mesa, California 92626-1925, Attention: Alan W. Pettis, or via facsimile to (714) 755-8290, (b) if to a Founder other than NeoTherapeutics, to such party's address or fax number set forth on the signature pages hereto, or (c) if to Purchaser, to such party's address or fax number set forth on the signature page hereto, with a copy to Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104, attention Eric L. Cohen, Esq.

                  2.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. Until the parties have agreed upon an enforceable replacement for such provision, (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

                  2.7 DELAYS OR OMISSIONS; REMEDIES CUMULATIVE. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

                  2.8 ATTORNEY'S FEES. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  2.9 GOVERNING LAW. The corporate laws of the State of California shall govern all issues concerning the relative rights of the Company and its shareholders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and each Purchaser hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each of the Company and each Purchaser hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.



                  2.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  2.11 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  2.12 AGGREGATION OF STOCK. All shares of Company stock held or acquired by affiliated Persons (including former and current partners, former and current members and former and current stockholders) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

                  2.13 CONFIDENTIALITY. Each Holder agrees that, except with the prior written permission of the applicable party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the Company or any other party to which such Holder has been or shall become privy by reason of this Agreement. The provisions of this Section 2.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

                  2.14 ADDITIONAL PARTIES. Persons who become "Purchasers" of the Company's Series A Preferred Stock after the effective date of this Agreement pursuant to and in accordance with the Purchase Agreement and who execute signature pages to this Agreement shall become parties hereto, and no consent or waiver of any other party hereto, other than the Company, shall be required to add any such additional party.

                  2.15 INDEPENDENT NATURE OF HOLDERS' OBLIGATIONS AND RIGHTS. The obligations of each Holder hereunder is several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

                            [Signature Page Follows]

         The parties have executed this Registration Rights Agreement as of the date first above written.

COMPANY:                                             PURCHASERS:

NEOGENE TECHNOLOGIES, INC.                           MONTROSE INVESTMENTS LTD.


By:                                                  By:
   -----------------------------------------                -------------------------------------
                                 , President         Name:
   ------------------------------                           -------------------------------------
                                                     Title:
                                                            -------------------------------------

FOUNDERS:                                            Address:
                                                     Montrose Investments Ltd.
NEOTHERAPEUTICS, INC.                                300 Crescent Court, Suite 700
                                                     Dallas, TX 75201
                                                     Facsimile: (214) 758-1221
By:                                                  Attn: Will Rose and Kim Rozman
       -------------------------------------
       Alvin J. Glasky
       Chief Executive Officer
                                                     STRONG RIVER INVESTMENTS, INC.


Olivier Civelli                                      By:
                                                            -------------------------------------
Address:                                             Name:
         -----------------------------------                -------------------------------------
                                                     Title:
         -----------------------------------                -------------------------------------

         -----------------------------------
Fax:                                                 Address:
         -----------------------------------
                                                     Strong River Investments, Inc.
                                                     c/o Gonzalez-Ruiz 7 Aleman (BVI) Limited
                                                     Wickhams Cay I, Vanterpool Plaza
--------------------------------------------         P.O. Box 873
Hans-Peter Nothacker                                 Road Town, Tortolla, BVI
Address:
         -----------------------------------         Facsimile:
                                                                ---------------------------------
         -----------------------------------

         -----------------------------------
Fax:
         -----------------------------------



Rainer Reinscheid
Address:
         -----------------------------------

         -----------------------------------

         -----------------------------------
Fax:
         -----------------------------------